Exhibit 5.1

March 28, 2008

LSB Industries, Inc.

16 South Pennsylvania

Oklahoma City, OK 73107

Re:	LSB Industries, Inc.; Post-Effective Amendment No. 1 to Registration
Statement on S-1; Registration No. 333-145721; Our File No. 7033-0025

Gentlemen:

We have acted as counsel for LSB Industries, Inc., a Delaware corporation (the “Company”), in connection with the preparation by the Company of a post-effective Amendment No. 1 to Form S-1 registration statement, file no. 333-145721 (the “Registration Statement”) for filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of (a) $60,000,000 principal amount of the Company’s 5.5% Convertible Senior Subordinated Debentures due 2012 (the “Debentures”), governed by the Indenture, dated as of June 27, 2007 (the “Indenture”), between the Company and UMB Bank, n.a., as trustee, and (b) an aggregate of 2,296,500 shares of the Company’s common stock, par value $.10 per share, comprised of the following:

(a)	up to 2,184,000 shares, subject to adjustment in accordance with the Indenture, issuable upon conversion of the Debentures (the “Conversion Shares”); and

(b)	112,500 shares issued to Jayhawk Institutional Partners, L.P., a Delaware limited partnership (“Jayhawk Institutional”), upon the exercise of warrants (the “Warrant Shares”), pursuant to the Warrant Agreement, dated March 25, 2003, between the Company and Jayhawk Institutional (the “Warrant Agreement”).

LSB Industries, Inc.

March 28, 2008

We have examined the Amended and Restated Articles of Incorporation, as amended, and the Restated Bylaws of the Company, the Registration Statement, and the Indenture. We have also (a) examined such certificates of public officials and of corporate officers and directors of the Company and such other documents and matters as we have deemed necessary or appropriate, (b) relied upon the accuracy of facts and information set forth in all such documents, and (c) assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals from which all such copies were made.

In our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder. We have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery of such documents by the parties to such documents, other than the Company, and the validity and binding effect thereof with respect to such parties.

In our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder. We have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery of such documents by the parties to such documents, other than the Company, and the validity and binding effect thereof with respect to such parties.

Based on the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that:

(a)	the Debentures have been duly authorized, executed and delivered by the Company;

(b)	the Debentures constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms;
(c)	the Conversion Shares have been duly authorized, and when issued upon conversion of the Debentures, in accordance with the terms of the Debentures and the Indenture, will be validly issued, fully paid and non-assessable shares of common stock of the Company; and

(d)	the Warrant Shares are duly authorized, validly issued, fully paid and non-assessable shares of common stock of the Company.

Our opinion set forth above is subject to the effects of bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the

LSB Industries, Inc.

March 28, 2008

possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus constituting a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Sincerely,

CONNER & WINTERS, LLP

/s/ CONNER & WINTERS, LLP